Exhibit 99.1
NEW YORK MORTGAGE TRUST TO HOST CONFERENCE CALL ONE DAY
EARLIER — TUESDAY, MARCH 7, 2006 AT 9:00 A.M. ET
NEW YORK, NY – February 28, 2006 – New York Mortgage Trust, Inc. (NYSE: NTR) today announced that due to an unforeseen conflict the Company has moved the date of its fourth quarter 2005 results press release to Monday, March 6, 2006 after the close of market. Management will conduct a conference call and live audio webcast at 9:00 a.m. ET on March 7, 2006 to review the Company’s quarterly results. The conference call dial-in number is 303-262-2140.
A live audio webcast of the conference call can be accessed via the Internet, on a listen-only basis, at www.earnings.com or at the Investor Relations section of the Company’s website at www.nymtrust.com. Please allow extra time, prior to the call, to visit the site and download the necessary software to listen to the Internet broadcast. The online archive of the webcast will be available for approximately 90 days.
About New York Mortgage Trust
New York Mortgage Trust, Inc. (NYMT) is a real estate investment trust (REIT) focused on owning and managing a leveraged portfolio of residential mortgage securities and a mortgage origination business. The mortgage portfolio is comprised largely of prime adjustable-rate and hybrid mortgage loans and securities, much of which, over time will be originated by NYMT’s wholly owned mortgage origination business, The New York Mortgage Company, LLC (NYMC), a taxable REIT subsidiary. The ability to build a portion of its loan portfolio from loans internally originated is a cornerstone of NYMT’s strategy.

For Further Information
AT THE COMPANY
Michael I. Wirth, Chief Financial Officer
Phone: 212-634-2342
Email: mwirth@nymtrust.com
AT FINANCIAL RELATIONS BOARD
Joe Calabrese (General) 212-827-3772
Julie Tu (Analysts) 212-827-3776

This news release contains forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company’s control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, the possibilities that a rise in interest rates may cause a decline in the market value of the Company’s assets, a decrease in the demand for mortgage loans may have a negative effect on the Company’s volume of closed loan originations, prepayment rates may change, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, and the Company’s hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company’s actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this news release.